Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We hereby consent to the inclusion in this Form S-1 Registration Statement of our report, dated December 3, 2010, relating to our audits of the balance sheet of Oceanic Enterprises, Inc., as of December 31, 2009 and 2008 and the related statement of operations, changes in stockholders’ equity, and cash flows for the years then ended and to the reference to our Firm under the caption   “Experts” appearing in the Prospectus.  Furthermore, it is understood that James T. Gaunce, CPA & Associates is not a PCAOB Registered Firm, and therefore as such, these statements should not be utilized in any context which is not otherwise permitted by SEC and PCAOB guidelines.

/s/ James T. Gaunce, CPA & Associates

Solana Beach, California U.S.A.
June 1, 2011